Exhibit 99.1

BAINBRIDGE ISLAND, Wash. -- Prominent journalists, elite independent publishers, inspiring causes and community leaders from around the globe recently came together to unify behind Maven’s new digital media coalition. Channels are now rolling out on Maven’s innovative new tech platform.

The platform was unveiled at the Founders’ Summit, hosted by major-media veteran executives and digital pioneers James Heckman, Ross Levinsohn and Josh Jacobs.

Maven’s first Founders’ Summit took place at Heckman’s beach-front home on Bainbridge Island, near Seattle. “Our technology is fueled by relationships, authentic talent and human inspiration,” said Heckman, Maven’s CEO and Founder. “Today’s major-media model is clearly broken, favoring click-bait arbitrage over actual journalism, and our platform built for inspired experts definitely solves this issue.”

Levinsohn, a major media digital pioneer and long-time business partner with Heckman, offered a similar perspective: “The entire coalition launched as co-founders – and the entrepreneurial energy combined with real media talent was obvious. Maven is legitimately offering a new vision; something different, something new and refreshing and I think incredibly valuable to major brands. Consumers will get it instantly.”

Josh Jacobs joined the company recently as Executive Co-Chairman and explained Maven’s unique strategy:

“Our software empowers efficient human content creation and distribution. We believe real experts and real communities create real engagement. Our content partners are inspirational storytellers, proven by their loyal and passionate audiences. The Maven platform offers these leaders a sustainable distribution, technology and advertising coalition. Members get new ways to discover and interact with experts whose passions they share. For Marketers the fusion of large organic audiences and broad contextual relevance, creates unique opportunities for brands to participate with scale and engagement.”

Insights about Maven’s coalition and technological platform – through the eyes of co-founding channel partners – can be viewed at the links for video or streamed here.

Head to themaven.net for a photo gallery of the event.

The Preview Channels: Eight coalition partners are previewing the new platform, now in beta, with another several dozen to debut in the coming month.

Human Rights Foundation (https://www.themaven.net/humanrightsfoundation)

The Global Lead (https://www.themaven.net/globallead)

TheBlack Wealth Channel (https://www.themaven.net/blackwealthchannel)

iREITInvestor (https://www.themaven.net/ireit-investor)

On the Road with Scotty (https://www.themaven.net/ontheroadwithscotty)

Being Liberal (https://www.themaven.net/beingliberal)

The Chocolate Life (https://www.themaven.net/TheChocolateLife)

The Fathers’ Rights Movement (https://www.themaven.net/TFRM)

Maven is an expert-driven, group media network, whose innovative platform serves, by invitation-only, a coalition of professional, independent channel partners. By providing broader distribution, greater community engagement and efficient advertising and membership programs, Maven enables partners to focus on the key drivers of their business: creating, informing, sharing, discovering, leading and interacting with the communities and constituencies they serve.

Based in Seattle, Maven is publicly traded under the ticker symbol MVEN. The executive team and operational board members include digital media pioneers James Heckman, Josh Jacobs and Ross Levinsohn and technology innovators Bill Sornsin and Ben Joldersma.